Exhibit 10.19

3005 Highland Parkway, Suite 200
Downers Grove, IL 60515

Jay L. Kloosterboer	Phone: (630) 541-1540
Sr. Vice President	Fax: (630) 743-2670
Human Resources	Email: jlk@dovercorp.com

May 31, 2011

Raymond Hoglund
86 Waters Edge Court
Glen Ellyn, IL 60137

Dear Ray:

This letter sets forth our understanding with respect to your new assignment and your retirement plans.

You will continue to serve as the Chief Executive Officer of Dover Engineered Systems through November 30, 2011.

Commencing December 1, 2011 and ending November 30, 2012, you will report directly to Bob Livingston and be responsible for projects and duties to be assigned by him from time to time, and assisting in the smooth transition of your former duties to the new Chief Executive Officer of Dover Engineered Systems. Your title will be determined at that time and you will continue to work out of Dover’s headquarters in Downers Grove.

Your current salary and target annual bonus shall remain the same for 2011 and 2012. Annual bonus amounts will be determined under the provisions of Dover’s Annual Incentive Plan as in effect from time to time. In February 2012, you will be granted a long term compensation award, including SSARS, performance Shares and a cash performance award under Dover’s 2005 Equity and Cash Incentive Plan, (“2005 Plan”), as determined by the Compensation Committee of Dover in its sole discretion, and subject to the terms and conditions of the 2005 Plan and an award agreement.

You have notified Dover of your retirement to be effective November 30, 2012. Your benefits under the Dover Pension Plan, Dover Savings Plan, and the Dover Pension Replacement Plan shall be eligible to commence in accordance with the terms of such plans. For purposes of outstanding awards under the 2005 Plan, upon your December 1, 2012 retirement, you shall be treated as retired at or after age 62.

For 2012, you shall be entitled to receive a pro rata 2012 annual bonus to be determined under the Annual Incentive Plan and to be paid at the time annual bonuses for the 2012 year are paid in February 2013. You shall also be eligible to receive a special discretionary bonus of up to $500,000 based upon the smooth transition of your responsibilities to your successor as Chief Executive Officer of Dover Engineered Systems, payable in February 2013. As a condition of receiving an annual bonus for the 2012 year and the special transition bonus, you agree to execute, and not revoke, a general release of claims against Dover, its affiliates and their officers, directors and employees in form and substance satisfactory to Dover. You must sign the release in December, 2012 and the effective date of the release, including the expiration of the revocation period, must be not later than January 31, 2013 in order for you to be eligible to receive the 2012 annual bonus and the special transition bonus.

Commencing on December 1, 2012 and ending on the last day of the month in which you attain age 65, you and your wife shall be eligible to continue to participate in Dover’s medical benefits plan, provided that you timely pay the full COBRA continuation medical coverage premium determined by Dover from time to time for the continued participation of you and your wife. The period of your post-retirement continued medical benefits participation shall include the period of your COBRA continuation medical coverage that commences on your retirement date.

In consideration for the agreements made by Dover in this letter, you agree that for a period of one (1) year commencing on December 1, 2012, you shall not, without the written consent of the Chief Executive Officer of Dover, engage in any business or enterprise which is “in competition” (as defined below) with Dover Engineered Systems and its affiliates as a shareholder, officer, director, partner, consultant, employee or otherwise; provided, however, that your ownership of less than 2 percent (2%) of the issued and outstanding voting securities of a publicly traded company shall not, in and of itself, be deemed to constitute such competition. A business or enterprise is deemed to be “in competition” if it is engaged in any business in which Dover Engineered Systems and its affiliates are engaged in as of November 1, 2011. You also agree, for such one (1) year period, not to solicit or encourage any individual who is employed by Dover and its affiliates to cease his or her relationship with Dover and its affiliates or to provide services to any other business, and not to interfere with any business relationship between Dover and its affiliates and their customers, vendors, suppliers, agents, brokers, representatives, or consultants. If you shall breach or threaten to breach any provision of this paragraph 6, the damages to Dover and its affiliates may be substantial, although difficult to ascertain, and money damages will not afford Dover and its affiliates an adequate remedy. In such event, Dover and its affiliates shall be entitled to specific performance and injunctive relief; without prejudice to other remedies they may have at law or in equity, without the necessity of posting a bond.

Dover’s agreements in this letter are subject to your providing satisfactory services as an employee in good standing and in compliance with Dover’s policies through November 30, 2012 in accordance with the provisions of this letter.

This agreement is subject to the laws of Illinois without regard to the conflicts of law’s provisions thereof.

Please sign two copies of this letter and return one to me. You should retain an executed copy of this letter for your records.

Very truly yours,

/s/ Jay L. Kloosterboer

Agreed and Accepted
this 1 day of June 2011

/s/ Raymond Hoglund